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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            New Era of Networks, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   0006443121
             -------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d - 1(b)
                               [ ] Rule 13d - 1(c)
                               [X] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 15 pages

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  2  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Venture Fund II, L.P.                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  474,918                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  474,918                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  474,918                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  3  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Management Partners II, L.P.                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  474,918                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  474,918                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  474,918                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  4  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Venture Partners, L.P.                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  474,918                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  474,918                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  474,918                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  5  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  ARCH Venture Corporation                                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Illinois                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  474,918                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  474,918                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  474,918                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  6  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Steven Lazarus                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  48,770                                           |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  474,918                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  48,770                                           |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  474,918                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  523,688                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  7  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Keith Crandell                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  31,442                                           |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  474,918                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  31,442                                           |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  474,918                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  506,360                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  8  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Robert Nelsen                                                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  USA                                                                |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  31,542                                           |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  474,918                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  31,542                                           |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  474,918                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  506,460                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page  9  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


Item 1 (a).                Name of Issuer:

                           New Era of Networks, Inc. (the "Issuer")

Item 1 (b).                Address of Issuer's Principal Executive Offices:

                           7400 East Orchard Road
                           Suite 230
                           Englewood, Colorado  80111

Item 2 (a).                Names of Persons Filing:

                           ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("ARCH Venture Partners"); ARCH Venture Corporation ("ARCH Venture Corp."); Steven Lazarus, Keith Crandell and Robert Nelsen (collectively, the "Managing Directors"). ARCH Venture Fund II, ARCH Management Partners II, ARCH Venture Partners, ARCH Venture Corp. and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2 (b).                Address of Principal Business Office or, if none,
                           Residence:

                           8725 W. Higgins Road
                           Suite 290
                           Chicago, IL  60631

Item 2 (c).                Citizenship:

                           ARCH Venture Fund II, ARCH Management Partners II and ARCH Venture Partners are limited partnerships organized under the laws of the State of Delaware. ARCH Venture Corp. is a corporation organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

Item 2 (d).                Title of Class of Securities:

                           Common Stock, $.0001 par value (the "Common Stock")

Item 2 (e).                CUSIP Number

                           0006443121

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not applicable.

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page 10  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


Item 4.                    Ownership:

                           (a)      Amount Beneficially Owned:

                                    Each of ARCH Venture Fund II, ARCH
                                    Management Partners II, ARCH Venture
                                    Partners and ARCH Venture Corporation may be deemed to own beneficially 474,918 shares of Common Stock as of December 31, 1998. Steven Lazarus may be deemed to own beneficially 523,688 shares of Common Stock as of December 31, 1998. Keith Crandell may be deemed to own beneficially 506,360 shares of Common Stock as of December 31, 1998. Robert Nelsen may be deemed to own beneficially 506,460 shares of Common Stock as of December 31, 1998.

                                    Each of the Reporting Persons expressly
                                    disclaim beneficial ownership of any shares of Common Stock of New Era of Networks, Inc. with the exception of ARCH Venture Fund II, for the 474,918 shares of Common Stock which it holds of record as of December 31, 1998, Steven Lazarus, for the 48,770 shares of Common Stock which he holds of record as of December 31, 1998, Keith Crandell, for the 31,442 shares of Common Stock which he holds of record as of December 31, 1998 and Robert Nelsen, for the 31,542 shares of Common Stock which he holds of record as of December 31, 1998.

                           (b)      Percent of Class:

                                    ARCH Venture Fund II, 1.9%; ARCH Management
                                    Partners II, 1.9%; ARCH Venture Partners,
                                    1.9%; ARCH Venture Corporation, 1.9%; Steven
                                    Lazarus, 2.1%; Keith Crandell, 2.1%; and
                                    Robert Nelsen, 2.1%. The foregoing
                                    percentages are calculated based on the
                                    12,340,413 shares of Common Stock reported to be outstanding on the Issuer's Quarterly report Form 10-Q for the quarterly period ending September 30, 1998 and also reflect a 2 for 1 stock split of the Company's Common Stock in December, 1998.

                           (c) Number of Shares as to which such person has:

                                    (i) Sole power to vote or direct the vote:

                                    ARCH Venture Fund II, 0; ARCH Management
                                    Partners II, 0; ARCH Venture Partners, 0;
                                    ARCH Venture Corporation, 0; Steven Lazarus,
                                    48,770; Keith Crandell, 31,442; and Robert
                                    Nelsen, 31,542.

                                    (ii) shared power to vote or to direct the vote:

                                    ARCH Venture Fund II, 474,918; ARCH
                                    Management Partners II, 474,918; ARCH
                                    Venture Partners, 474,918; ARCH Venture
                                    Corporation, 474,918; Steven Lazarus,
                                    474,918; Keith Crandell, 474,918; and Robert
                                    Nelsen, 474,918.

                                    (iii) sole power to dispose or to direct the disposition of:

                                    ARCH Venture Fund II, 0; ARCH Management
                                    Partners II, 0; ARCH Venture Partners, 0;
                                    ARCH Venture Corporation, 0; Steven Lazarus,
                                    48,770; Keith Crandell, 31,442; and Robert
                                    Nelsen, 31,542.

                                    (iv) shared power to dispose or to direct the disposition of:

                                    ARCH Venture Fund II, 474,918; ARCH
                                    Management Partners II, 474,918; ARCH
                                    Venture Partners, 474,918; ARCH Venture
                                    Corporation, 474,918; Steven Lazarus,
                                    474,918; Keith Crandell, 474,918; and Robert
                                    Nelsen, 474,918.

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page 11  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


Item (5).                  Ownership of Five Percent or Less of a Class:

                           Each of the Reporting Persons is the holder of less than 5% of a class.

Item (6).                  Ownership of More than Five Percent On Behalf of
                           Another Person:

                           Not Applicable.

Item (7).                  Identification and Classification of the Subsidiary
                           Which Acquired the Security Being Reported on by the
                           Parent Company:

                           Not Applicable.

Item (8).                  Identification and Classification of Members of the
                           Group:

                           Not Applicable. Each of the Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item (9).                  Notice of Dissolution of Group:

                           Not Applicable.

Item (10).                 Certification:

                           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page 12  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 5, 1999               ARCH VENTURE FUND II, L.P.

                                      By: ARCH Management Partners II, L.P.,
                                          its General Partner

                                          By: ARCH Venture Partners, L.P.,
                                              its General Partner

                                              By: ARCH Venture Corporation,
                                                  its General Partner

                                                  By: /s/ Steven Lazarus
                                                      ----------------------
                                                      Managing Director


                                      ARCH MANAGEMENT PARTNERS II, L.P.,

                                      By: ARCH Venture Partners, L.P.,
                                          its General Partner

                                          By: ARCH Venture Corporation,
                                              its General Partner

                                              By: /s/ Steven Lazarus
                                                  ---------------------
                                                  Managing Director


                                      ARCH VENTURE PARTNERS, L.P.,

                                      By: ARCH Venture Corporation,
                                          its General Partner

                                          By: /s/ Steven Lazarus
                                              ---------------------
                                              Managing Director


                                      ARCH VENTURE CORPORATION,

                                      By: /s/ Steven Lazarus
                                          -------------------------
                                          Managing Director

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page 13  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------



                                          /s/ Steven Lazarus
                                          -------------------------
                                          Steven Lazarus

                                          /s/ Keith Crandell
                                          -------------------------
                                          Keith Crandell

                                          /s/ Robert Nelsen
                                          -------------------------
                                          Robert Nelsen

----------------------------------                   ---------------------------
|CUSIP NO.  0006443121           |        13G        |  Page 14  of  15  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------



                                                                       Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1-(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of New Era of Networks, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Dated: February 5, 1999               ARCH VENTURE FUND II, L.P.

                                      By: ARCH Management Partners II, L.P.,
                                          its General Partner

                                          By: ARCH Venture Partners, L.P.,
                                              its General Partner

                                              By: ARCH Venture Corporation,
                                                  its General Partner

                                                  By: /s/ Steven Lazarus
                                                      ----------------------
                                                      Managing Director


                                      ARCH MANAGEMENT PARTNERS II, L.P.,

                                      By: ARCH Venture Partners, L.P.,
                                          its General Partner

                                          By: ARCH Venture Corporation,
                                              its General Partner

                                              By: /s/ Steven Lazarus
                                                  ---------------------
                                                  Managing Director


                                      ARCH VENTURE PARTNERS, L.P.,

                                      By: ARCH Venture Corporation,
                                          its General Partner

                                          By: /s/ Steven Lazarus
                                              ---------------------
                                              Managing Director


                                      ARCH VENTURE CORPORATION,

                                      By: /s/ Steven Lazarus
                                          -------------------------
                                          Managing Director
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|CUSIP NO.  0006443121           |        13G        |  Page 15  of  15  Pages |
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                                          /s/ Steven Lazarus
                                          -------------------------
                                          Steven Lazarus

                                          /s/ Keith Crandell
                                          -------------------------
                                          Keith Crandell

                                          /s/ Robert Nelsen
                                          -------------------------
                                          Robert Nelsen